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                                                                     EXHIBIT 6.5

                                   AGREEMENT

     THIS AGREEMENT is made as of the __ day of June 2000 by and between Photonic Sensor Systems, Inc., a Georgia corporation ("Photonic"), ROYCE Instrument Corporation, a Louisiana corporation ("Royce") and InterGlobal Waste Management, Inc., a California Corporation ("IWM"), with reference to the following facts:

     A. Photonic is the owner of certain proprietary optical chip sensing technology suited for detecting and quantifying a wide range of chemicals in both liquid and gas environments. This technology, or aspects of it, is sometimes described as the Hartman interferometer, US Patent #4,940,328 (July 10, 1990) (corresponding foreign patents issued); and US Patent #5,623,561 (April 22, 1997) (corresponding foreign patents pending). The Hartman interferometer and related sensing chemistry technology and know-how will be referred to herein as the "Optical sensor chip technology."

     B. Photonic desires to obtain funding to develop a suite of sensing chemistries utilizing the "Optical sensor chip technology" and to obtain a customer for such technology.

     C. IWM and Royce are in the business of wastewater treatment and related businesses and applications and desire to obtain a license to utilize the Optical sensor chip technology on the terms and conditions set forth below. Sometimes in this Agreement IWM and Royce are referred to jointly as IWM/Royce; in that context the reference is intended to be to both IWM and Royce.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.  Grant of License.

     Photonic hereby grants to IWM/Royce an exclusive, worldwide license to use and sell the Optical sensor chip technology in the following applications:

     A. Groundwater
     B. Surface water, including lakes, streams, rivers and oceans
     C. Wastewater
     D. Water being processed in a potable water treatment plant
     E. Water employed in aquaculture

     Specifically excluded from the license granted hereby are process water (excepting only wastewater and water being processed in a potable water


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treatment plant and water employed in aquaculture, as to which a license is being granted), purified drinking water and other waters.

      2.    Consideration for License.

      A.    License Fee and Use Thereof.

      IWM/Royce shall pay to Photonic the sum of $250,000, payable as follows:
$85,000 upon execution of this Agreement; $85,000 no later than three months after execution of this Agreement; $85,000 no later than six months after execution of this Agreement. It is understood and agreed by and between the parties, and Photonic hereby agrees, that Photonic shall use that consideration to develop for use in connection with the Optical sensor chip technology an ammonia sensor chemistry with required pH sensing capability to specifications to be mutually determined by Photonic and IWM, but which in any event shall be commercially reasonable (i.e. commercially viable in terms of price and use) (the "ammonia sensing chemistry").

      IWM/Royce shall provide further funds in consideration of the License granted hereby in the amount of $1,000,000 over a period of not less than four years, at a rate not less than $250,000 per year. It is understood by and between the parties, and Photonic hereby agrees, that Photonic shall use that consideration to develop for use in connection with the Optical sensor chip technology a suite of sensor chemistries to be mutually determined by the Photonic and IWM (but which the parties anticipate may include but not be limited to dissolved oxygen, residual chlorine, certain nutrients, certain heavy metals and certain toxins.)

      Photonic has represented that the License Fees described in this paragraph are intended to, and are anticipated to be, sufficient to pay the actual, fully burdened costs for the development of the sensor technologies described herein, including actual design and testing, to mutually determined but commercially reasonable specifications.

      B.    Right of IWM to Specify Priorities of Development of Sensing
Chemistries.

      IWM shall have the right to specify, after the ammonia sensing chemistry, the priority of the sensing chemistries to be developed hereunder.

      C.    Notification of Status to IWM/Royce.

      Photonic will provide to IWM/Royce detailed monthly progress reports on development activity.



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     3.   Manufacture and Sale of Optical Sensor Chips.

     Photonic retains the exclusive right to make or have made the optical sensor chips based on the Optical sensor ship technology. IWM/Royce and Photonic hereby agree that IWM/Royce is given an exclusive contract to purchase optical sensor chips from Photonic and Photonic is given an exclusive contract to sell optical sensor chips to IWM/Royce. The purchase price per chip will be pursuant to a mutually determined, periodically negotiated schedule of volumes and prices, determined in good faith between the parties and comparable to the price of similar chips in the marketplace ("similar" chips being understood to be such chips as are as close as commercially reasonable to the optical sensor chips). Any royalty due to Photonic is specifically understood to be included in the purchase price of the optical sensor chips.

     IWM/Royce agree that beginning in calendar year 2005, IWM/Royce will purchase from Photonic not less than $2 million of Optical sensor chips per calendar year. IWM/Royce further agree that beginning in calendar year 2007, IWM/Royce will purchase from Photonic not less than $3 million of Optical sensor chips per calendar year.

     4.   Retention of Rights by Photonic; Commercial Responsibilities of
IWM/Royce.

     A. Rights Retained by Photonic. Photonic retains the exclusive ownership of all of the Optical sensor chip technology, whether developed independently or in conjunction with or pursuant to this Agreement. Photonic retains the unrestricted, royalty-free right to use and exploit the Photonic sensor chip technology for any and all purposes and in any and all fields other than those licensed to IWM/Royce hereunder.

     B. Responsibilities of IWM/Royce. IWM/Royce us responsible for development of all product components to be used with or in conjunction with the Optical sensor chip technology, including opto-mechanical assemblies, electronics/signal processing, data analysis software and housings. Photonic agrees without additional consideration to provide reasonable consultation to IWM/Royce (or its sublicensees or others reasonably designated by IWM/Royce) on matters affecting the use of the Optical sensor chip technology where Photonic has relevant know-how.

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     5. Duration of Agreement.

     A. Term. This Agreement shall remain in effect, unless otherwise terminated by its terms or by law, until the expiration of US Patent #5,623,561, which was issued on April 22, 1997.

     B. Right of Termination. In the event that any party hereto is in default hereunder, a non-defaulting party may give the defaulting party sixty (60) days notice of the default and the intention of the non-defaulting party to declare this Agreement terminated. The defaulting party may cure the default within said sixty day period. If the defaulting party does not cure the default within said sixty day period, the non-defaulting party may declare this Agreement terminated.

     6. Option to Purchase IWM/Royce Products or Technology. IWM and Royce hereby grant to Photonic an option to purchase any IWM or Royce developed technology or products using said technology at reasonable Original Equipment Manufacturer terms and prices, for the purpose of using said technology or products in fields other than those licensed by Photonic to IWM/Royce hereunder.

     7. Representations of Photonic.

     Photonic represents, warrants, and agrees as follows, and acknowledges that IWM and Royce are relying on such representations in entering into this
Agreement:

     A. Photonic is a corporation duly organized and validly existing and in good standing under the laws of the State of Georgia.

     B. Photonic is the sole owner of the Optical sensor chip technology being licensed pursuant to this Agreement and has full and complete authority (a) to enter into this Agreement and all agreements and documents contemplated hereby,
(b) to consummate the transactions contemplated hereby, and (c) to perform the obligations to be performed by it hereunder and under all agreements and documents contemplated hereby.

     C. Photonic's execution and performance of this Agreement and compliance with the provisions hereof will not constitute a violation by Photonic of any provision of law, or any indenture, mortgage, agreement, or other instrument to which Photonic is a party or by which Photonic is bound or affected, and will not result in the creation of any liens, charges, or encumbrances upon the Optical sensor chip technology.


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     D.   Photonic has good and marketable title to the Optical sensor chip technology, free and clear of all liens, mortgages, security interests, pledges, encumbrances, or charges of any nature whatsoever.

     E. There are no actions, suits, or proceedings pending or threatened against, by, or affecting Photonic or the Optical sensor chip technology, in any court or before any government agency. Photonic is not in default with respect to any order, writ, injunction, or decree of any court or government agency.

     F. Photonic's business and operations are in compliance with all federal, state, and local laws and regulations applicable to the business of Photonic.

     G. Photonic has filed all federal, state, and local tax returns which are required to be filed by it, and such returns are, to the best knowledge and belief of Photonic, true and correct, and Photonic has paid in full all federal, state, and local taxes required to be paid by it, relating in any way to the Optical sensor chip technology.

     H. Photonic has in all material respects performed all obligations required to be performed by it and is not in default in any material respect under any agreements, contracts, or other instruments or documents to which it is a party.

     I. Photonic owns all rights to the Optical sensor chip technology being licensed to IWM/Royce hereunder. The Optical sensor chip technology does not:
(a) contain any data, work, materials, link, services or process that actually or potentially violate any applicable law or regulation or; (b) infringe, violate or misappropriate any proprietary, intellectual property, contract or tort rights of any third party.

     J. Since January 01, 2000, there has been no material adverse change in the financial condition, business, properties, or operations of Photonic's business.

     8.   Representations of IWM.

     A. IWM is a California corporation which has been validly incorporated and is now and at the closing date will be validly existing, in good standing under the laws of the State of California with an authorized capital stock of 100 million shares of common stock, without par value.

     B. The execution, delivery, and performance of this Agreement by IWM have been duly authorized by all requisite corporate action.



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     9.   Representations of Royce.

     A. Royce is a Louisiana corporation which has been validly incorporated and is now and at the closing date will be validly existing, in good standing under the laws of the State of Louisiana with an authorized capital stock of ______ shares of common stock, par value ____ per share.

     B. The execution, delivery, and performance of this Agreement by Royce have been duly authorized by all requisite corporate action.

     10. Instruments of Transfer. The license of the Optical sensor chip technology shall be effectuated and confirmed by such certificate of license, assignments, or other instruments demonstrating the license described herein as are necessary and appropriate to carry out the intent of this Agreement, and shall be provided by Photonic to IWM or Royce upon reasonable request therefor.

     11. Expenses. Photonic, Royce and IWM shall each pay their own expenses in connection with this Agreement, provided that nothing in this Section 12 shall limit the liability of one party to the other for default under this Agreement. Photonic, Royce and IWM each represent and warrant that they have incurred no commission or finder's fee in connection with this transaction.

     12.  Indemnification.

     A. Photonic shall protect, defend, hold harmless and indemnify IWM and Royce from and against any and all claims, liabilities, damages, losses, costs or expenses (including court costs and attorneys' fees) arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any other covenant, term or condition contained in this Agreement, or in any agreement to be executed pursuant to or in connection with this Agreement. Photonic further agrees to indemnify and hold harmless IWM and Royce from and against any and all claims that may be asserted against IWM or Royce arising out of or from the use or commercial exploitation of the Optical sensor chip technology. Photonic further agrees to indemnify and hold harmless IWM and Royce from and against any and all claims that may be asserted against IWM or Royce by the creditors of Photonic or other third parties to the extent that the same may be applicable to the transactions contemplated by this Agreement.

     B. IWM and Royce shall protect, defend, hold harmless and indemnify Photonic from and against any and all claims, liabilities, damages, losses, costs or expenses (including court costs and attorneys' fees) arising out of or resulting


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from any untrue representation, breach of warranty, or nonfullfillment of any other covenant, term or condition contained in this Agreement on the part of IWM or Royce, or in any agreement to be executed pursuant to or in connection with this Agreement by IWM or Royce. IWM and Royce further agree to indemnify and hold harmless Photonic from and against any and all claims that may be asserted against Photonic arising out of or from the use or commercial exploitation by IWM or Royce of the Optical sensor chip technology in a manner contrary to the use and techniques developed by Photonic. IWM and Royce further agree to indemnify and hold harmless Photonic from and against any and all claims that may be asserted against Photonic by the creditors of IWM or Royce or other third parties to the extent that the same may be applicable to the transactions contemplated by this Agreement.

        13. Arbitration of Disputes. Any dispute between the parties hereto, whether arising out of contract, tort or otherwise, or law, equity or otherwise, shall be submitted to binding arbitration before the American Arbitration Association in Los Angeles, California under the rules relating to commercial arbitrations. Each party to any such dispute shall be entitled to serve one set of pre-arbitration requests for production of documents, containing not more that ten categories of documents to be produced, which shall be described with particularity therein, and shall be entitled to notice and take no more than two pre-arbitration depositions. Any disputes relating to such pre-arbitration discovery shall be submitted to the arbitrator.

        14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

        15. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the license of the Optical sensor chip technology and other transactions contemplated herein, and supersedes any and all prior agreements or understandings, written or oral, between the parties, and may not be modified or amended in any way except in writing signed by all of the parties.

        16. Notices. All notices to be given hereunder shall be in writing and shall be personally delivered or mailed by certified or registered mail, return receipt requested, to the parties as follows:

                If to Photonic:
                                        Photonic Sensor Systems, Inc.
                                        Attn: Mr. John G. Edwards
                                        573-B Courtland St., NE
                                        Atlanta, GA 30306

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          If to IWM:     Interglobal Waste Management, Inc.
                         Attn: Mr. Harold A. Katersky
                         820 Calle Plano
                         Camarillo, CA 93012

          If to Royce:   ROYCE Instrument Corporation
                         Attn: Mr. Jim Dartez
                         13555 Gentilly Road
                         New Orleans, LA 70129

or to such other address as any party shall specify by written notice so given, and shall be deemed to have been given as of the date so delivered or three (3) days after being deposited in the U.S. mail, proper postage prepaid.

     17. Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other term or condition of this Agreement.

     18. Attorneys' Fees. If any party fails to perform any of its obligations under this Agreement, or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the non-prevailing party in the dispute, as determined by the trier of fact, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights under this Agreement, including, without limitation, court costs, arbitration costs and fees, and reasonable attorneys' fees incurred in connection with any such proceeding.

     19. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California as in effect for contracts made and to be performed in the State of California.

     20. Time of Essence. Time is of the essence hereof.

     21. Further Acts. The parties shall perform such further acts and execute such other agreements or documents as may be reasonably necessary to carry out the intent and provisions of this Agreement.

     22. Good Faith. In addition to complying with any specific standards of conduct set forth herein, the parties have acted and shall continue to act toward each other in good faith in the negotiation, execution, delivery, and performance of this Agreement.


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     23. Counterparts. This Agreement may be executed in counterparts, on separate signature pages, or by facsimile, and if so executed, each shall be deemed an original and all shall constitute one and the same agreement binding upon all parties notwithstanding that all parties are not signatory to the same counterpart, page or facsimile.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

INTERGLOBAL WASTE MANAGEMENT, INC.

By:
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   Its

Photonic Sensor Systems, Inc.

By:
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   Its

ROYCE Instrument Corporation

By:
   ---------------------------